                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                                                                                            ----------------------------
=======================                                                                             OMB APPROVAL
       FORM 4                                                                                OMB Number:       3235-0287
=======================                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      Expires:  December 31, 2001
                                                                                             Estimated average burden
[ ] CHECK THIS BOX IF NO                Filed pursuant to Section 16(a) of the Securities    hours per response......0.5
LONGER SUBJECT TO SECTION 16.              Exchange Act of 1934, Section 17(a) of the       -----------------------------
FORM 4 OR FORM 5 OBLIGATIONS              Public Utility Holding Company Act of 1935 or
MAY CONTINUE. SEE INSTRUCTION 1(b)           Section 30(f) of the Investment Act of 1940



================================================================================================================================
1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                             Issuer (Check all applicable)

SZNOL           MARIO                       VION PHARMACEUTICALS, INC. (VION)                Director       10% Owner
----------------------------------------------------------------------------------------  ---            ---
  (Last)       (First)        (Middle)      3. IRS Identification    4. Statement for
                                               Number of Reporting      Month/Year         X Officer        Other (specify below)
C/O VION PHARMACEUTICALS, INC.                 Person, if an entity                       ---            ---
4 Science Park                                 (voluntary)              NOVEMBER  2000    (give title
------------------------------------------                           -------------------   below)
                  (Street)                                           5. If Amendment,
                                                                        Date of Original  Vice President - Clinical Affairs
NEW HAVEN        CT             06511                                   (Month/Year)      --------------------------------------
------------------------------------------                           -------------------
  (City)       (State)          (Zip)                                                     7. Individual or Joint/Group Filing
                                                                                             (Check Applicable Line)
                                                                                              X  Form filed by One Reporting Person
                                                                                             ---
                                                                                                 Form filed by More than One
                                                                                             --- Reporting Person
================================================================================================================================

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


===================================================================================================================================
1. Title of Security (Inst. 3)  2. Transaction Date  3. Transaction Code  4. Securities Acquired (A) or Disposed of (D)
                                   (Mo/Day/Yr)          (Inst. 8)            (Inst. 3, 4 and 5)
                                                     ------------------------------------------------------------------------------

                                                         Code        V        Amount     (A) or (D)      Price
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value       11/30/2000             M                   3,000           A         $5.0630
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
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===================================================================================================================================

===================================================================
5. Amount of            6. Ownership           7. Nature of
   Securities              Form:                  Indirect
   Beneficially            Direct (D) or          Beneficial
   Owned at                Indirect (I)           Ownership
   End of Month            (Instr. 4)             (Instr. 4)
   (Instr. 3 and 4)
-------------------------------------------------------------------
3,000                     D
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
===================================================================

Reminder: Report on a separate line for class of securities beneficially
owned directly or indirectly.                                            (Over)
                                                                SEC 1474 (7-96)
                          (Print or Type Responses)

* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

                                   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
===============================================================================================================================
1. Title of Derivative    2. Conversion  3. Transaction       4. Transaction           5. Number of Derivative
   Security (Instr. 3)       or             Date                 Code (Instr. 8)          Securities Acquired (A)
                             Exercise       (Mo/Day/Yr)                                   or Disposed of (D)
Warrants to purchase         Price of                                                     (Instr. 3,4,5)
Common Stock, $0.01                                            ----------------------------------------------------------------
par value per share
("Common Stock")          Derivative
                             Security

                                                                Code          V             (A)            (D)
-------------------------------------------------------------------------------------------------------------------------------
Options to purchase          $5.0630      11/30/2000             M                                        3,000
Common Stock
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
===============================================================================================================================
6.  Date Exercisable and     7. Title & Amount of    8. Price of       9. Number of       10. Ownership       11. Nature of
    Expiration Date             Underlying              Derivative        Derivative          Form of             Indirect
    (Mo/Day/Yr)                 Securities              Security          Securities          Derivative          Beneficial
                                (Instr. 3 & 4)          (Instr.5)         Beneficially        Security            Ownership
                                                                          Owned at            Direct (D)          (Inst. 4)
                                                                          End of              or
                                                                          Month               Indirect (I)
                                                                          (Inst. 4)           (Inst. 4)
----------------------------------------------------
                                         Amount
                                         or
                                         Number
    Date        Expiration               of
 Exercisable       Date       Title      Shares
-------------------------------------------------------------------------------------------------------------------------------
11/09/2000      11/09/2009    Common      3,000                             7,606                  D
                              Stock
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

Explanation of Responses:

                                      /s/ Mario Sznol          December 7, 2000
                                      ---------------          ----------------
                                      **Mario Sznol            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction
      6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                 SEC 1474 (7/96)
                                                                     Page 2 of 2